Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is dated July 10, 2017, between The E. W. Scripps Company (the “Company”) and Adam P. Symson (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Employment Term.
(a)    Initial Term. The Company shall continue to employ Executive, and Executive accepts continued employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on August 8, 2017 (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated earlier pursuant to the provisions of this Agreement (the “Term”).
(b)    Renewals. The Term shall be automatically renewed for successive one-year periods on the terms and subject to the conditions of this Agreement (including, without limitation, Section 8 hereof), commencing on the third anniversary of the Effective Date, and on each anniversary date thereafter, unless terminated earlier pursuant to the provisions of this Agreement or unless either the Company or Executive gives the other party written notice (in accordance with Section 10 hereof), at least 180 calendar days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of Executive. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.
(c)    Change in Control. Notwithstanding the foregoing, if a “Change in Control” (as defined in the Company’s Senior Executive Change in Control Plan) shall occur within two years prior to the expiration of the Term, then the Term shall automatically be extended for a period of two years following the date of the Change in Control.
2.    Terms of Employment.
(a)    Position and Duties. During the Term, Executive shall be employed by the Company as President and Chief Executive Officer and shall report directly to the Company’s Board of Directors (the “Board”). In addition, Executive shall serve as a member of the Company’s Board of Directors and thereafter during the Term shall be nominated for reelection as a member of the Board at each time that Executive’s term as a director would otherwise expire. Executive will perform such duties and responsibilities commensurate with his position and title, and such additional duties consistent with his position as may be reasonably assigned to him from time to time by the Board. Executive shall act at all times in compliance in all material respects with the material policies, rules and decisions adopted from time to time by the Company and the Board and perform all of the duties and obligations required of him by this Agreement in a loyal and conscientious manner. Executive shall have authority to designate his direct reports; provided that nothing herein shall interfere with the Board’s authority to elect the Company’s corporate officers.

(b)    Engaging in Other Activities. During the Term, Executive shall devote his full business time and attention to the Company and its controlled affiliates and shall not be employed by any other person or entity. Subject to Section 8, Executive may serve on civic or charitable boards and pursue personal investments, so long as such activities do not interfere in any material respect with the performance of Executive’s responsibilities as President and Chief Executive Officer in accordance with this Agreement, and, with the approval of the Board, may serve on no more than one corporate board unrelated to the Company (and retain all compensation in whatever form for such service).
(c)    Location. Executive shall perform his duties and responsibilities hereunder principally at the Company’s corporate headquarters in Cincinnati, Ohio; provided that Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement.
(d)    Affiliates. Executive agrees to serve, without additional compensation, as an officer and director of each of the other members of the Company’s controlled affiliates, as determined by the Board, and shall serve as the highest ranking officer of each of the Company’s controlled affiliates (other than any inactive affiliates). As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.
(e)    Compensation Recovery Policy. Executive acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation granted to Executive hereunder shall be subject to repayment or recoupment obligations arising under applicable law or the Company’s compensation recovery policy, as the same may be amended from time to time, on the same basis as other executive officers of the Company.
(f)    Stock Ownership Guidelines.  Executive acknowledges and agrees that he shall be subject to, and will comply with, the Company’s stock ownership guidelines for the Chief Executive Officer position, as the same may be amended from time to time.
3.     Compensation and Benefits.
(a)    Base Salary. During the Term, the Company shall pay Executive an annualized base salary (“Annual Base Salary”) of $880,000, payable in regular installments in accordance with the Company’s normal payroll practices. During the Term, the Annual Base Salary shall be reviewed by the Board or a committee thereof at such time as the salaries of other senior executives of the Company are reviewed generally. The Annual Base Salary shall not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b)    Annual Incentives. For each fiscal year during the Term, Executive shall participate in the Company’s Executive Annual Incentive Plan, or any successor plan (the “AIP”), under terms and conditions no less favorable than other senior executives of the Company. Executive’s “target” annual incentive opportunity for the portion of the 2017 fiscal year commencing on and after the Effective Date shall not be less than 95% of his Annual Base Salary, but may thereafter be increased or reduced by the Board or a committee thereof for subsequent fiscal years so long as Executive’s “target” annual incentive opportunity is equal to or higher than the target opportunity set for each other senior executive of the Company (the “Target AIP”).
(c)    Long-Term Incentives. For each fiscal year during the Term, Executive shall participate in the Company’s long-term incentive program, or any successor program (the “LTIP”), under terms and conditions no less favorable than other senior executives of the Company. Executive’s “target” LTIP opportunity for the 2018 fiscal year shall not be less than $1.4 million, but may thereafter be increased or reduced by the Board or a committee thereof for subsequent fiscal years so long as Executive’s “target” LTIP opportunity is equal to or higher than the target opportunity set for each other senior executive of the Company.
(d)    Vacation. During the Term, Executive shall be eligible for paid vacation in accordance with the Company’s policies in effect from time to time for its senior executives generally.
(e)    Expense Reimbursement. Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Term in connection with carrying out his duties hereunder in accordance with the Company’s policies in effect from time to time for its senior executives generally. In addition, the Company shall reimburse Executive for reasonable attorney’s fees incurred by Executive in the negotiation and documentation of this Agreement within 20 business days after delivery of Executive’s written request for payment accompanied by supporting documentation reasonably satisfactory to the Company, which request and documentation must be delivered to the Company no later than December 1, 2017, and any such reimbursements shall be subject to a cap of $20,000, in the aggregate.
(f)    Benefits. During the Term, and except as otherwise provided in this Agreement, Executive shall be eligible to participate in all welfare, perquisite, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its affiliates applicable to senior executives of the Company generally, in each case as amended from time to time. Without limiting the foregoing, during the Term, the Company shall annually reimburse Executive for up to $15,000 for financial planning services upon receipt for payment accompanied by supporting documentation reasonably satisfactory to the Company and for the annual membership fees and other dues associated with one business club. In addition, the Company shall pay the cost of an annual “senior executive” physical examination.
4.    Termination of Employment.
(a)    Death and Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. The Company shall be entitled to terminate Executive’s employment because of Executive’s Disability (as defined and covered by the Company’s long-term disability plan) during the Term. A termination of Executive’s employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective on the 30th calendar day after receipt of such notice by Executive (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.
(b)    Cause. Executive’s employment with the Company may be terminated by the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) conviction of (or plea of nolo contendere to) a felony (other than traffic-related citations) or other crime involving dishonesty; (ii) willful and material unauthorized disclosure of confidential information; (iii) gross misconduct or gross neglect in the performance of Executive’s duties having a material adverse effect on the business of the Company or its material affiliates; (iv) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (v) willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code having a material adverse effect on the business of the Company or its material affiliates. The Company will give Executive written notice prior to termination of employment pursuant to sub-paragraphs (iii), (iv) or (v) of the foregoing, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have 20 business days from the giving of such notice within which to cure any failure, breach or refusal under sub-paragraphs (iii), (iv) or (v) of the foregoing; provided, however, that, if the Company reasonably expects irreparable injury from a delay of 20 business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances. For purposes of of sub-paragraph (ii) of the foregoing, no act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses.
(c)    Good Reason. Executive’s employment with the Company may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a reduction by the Company of Executive’s title, duties, responsibilities or reporting relationship set forth in Section 2(a), including without limitation a change in Executive’s direct reports without his approval, but specifically excluding any reduction in duties, responsibilities or reporting relationship solely attributable to the fact that the Company is no longer publicly owned; (ii) a reduction by the Company of Executive’s Annual Base Salary (other than as permitted in Section 3(a) of this Agreement) or Executive’s Target AIP (other than as permitted in Section 3(b) of this Agreement); (iii) a failure to nominate Executive for re-election as a member of the Board or a failure to elect Executive as a member of the Board; or (iv) any breach by the Company of a monetary obligation under this Agreement or any other material breach of this Agreement by the Company. A termination of Executive’s employment by Executive shall not be deemed to be for Good Reason unless (x) Executive gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after becoming aware of the initial occurrence or existence of such event or condition, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, should the Company fail to reasonably cure such event or condition, Executive must terminate his employment within 120 calendar days after becoming aware of the initial occurrence or existence of the event or condition constituting Good Reason for such termination to be “Good Reason” hereunder.
(d)    Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination.
(e)    Date of Termination. “Date of Termination” means, as applicable, the last day of the Term, the date of Executive’s death, the Disability Effective Date, the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason is effective, or such later date as is acceptable to the Board.
(f)    Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and its affiliates, including his position on the Board and on the boards of directors of the Company’s affiliates. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon reasonable request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
5.    Severance Payments.
(a)    Any Termination of Employment. If, during or at the end of the Term, Executive’s employment with the Company and its affiliates shall terminate for any reason or no reason, then:
(i)    Accrued Benefits. The Company shall pay, or cause to be paid, to Executive the sum of: (A) the portion of Executive’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid, (B) the amount of any annual incentive that has been earned by Executive for a completed fiscal year preceding the Date of Termination, but has not yet been paid to Executive, (C) any accrued but unused vacation pay, to the extent not previously paid and (D) any unreimbursed business expenses to the extent reimbursable in accordance with the Company’s reimbursement policies (the sum of the amounts described in clauses (A) through and including (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid to Executive in a single lump sum within 30 calendar days after the Date of Termination (but in no event later than March 15 of the calendar year immediately following the year in which the amounts are earned), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.
(ii)    Other Benefits. To the extent not previously paid or provided, the Company shall pay or provide, or cause to be paid or provided, to Executive (or his estate) any other amounts or benefits (including, as applicable, any vesting and/or payment of equity awards) required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which Executive is entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (such other amounts and benefits described in this Section 5(a)(ii) shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.
(iii)    Other Rights. Executive shall retain his rights to indemnification and coverage under applicable directors’ and officers’ insurance policies as provided in Section 18 and his rights as an option holder or shareholder of the Company (such rights described in this Section 5(a)(iii) hereinafter referred to as the “Other Rights”).
(b)    Good Reason, Other than for Cause (not During the Change in Control Protection Period). If, during the Term (other than during the Change in Control Protection Period, as defined below), the Company shall terminate Executive’s employment other than for Disability or Cause (but excluding by reason of the Company providing notice of its intention not to renew the Term in which case Section 5(c) shall apply), or if Executive shall terminate employment for Good Reason, then, in addition to the amounts, benefits and rights provided in Section 5(a), the Company shall pay or provide the following amounts and benefits to Executive:
(i)    Pro-Rated Annual Incentive. A lump sum payment equal to the annual incentive that would have been payable under the AIP for the performance period during which the Date of Termination occurs if Executive had remained employed for the entire period, based on actual achievement of the applicable performance objectives during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all similarly-situated executives who did not terminate employment), pro-rated for the portion of the performance period through the Date of Termination (the “Pro-Rated Annual Incentive”). Such payment shall be made at the same time that payments are made to other participants in the AIP for that performance period and shall be in lieu of any annual incentive that Executive would have otherwise been entitled to receive under the terms of the AIP for the performance period during which the Date of Termination occurs.
(ii) Severance Payment. A lump sum payment equal to the product of (A) the sum of Executive’s Annual Base Salary and Target AIP, multiplied by (B) 2.0 (such number, the “Severance Multiple”), payable within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms.

(iii) Health Care Coverage. An amount equal to the product of (A) the Severance Multiple, multiplied by (B) the annual cost payable by Executive, as measured as of the Date of Termination, to obtain coverage under COBRA for Executive and, if applicable, his spouse and eligible dependents under the Company’s employee group health plan at the level in effect on such Date of Termination. Such amount shall be payable in equal monthly installments for a period of 2 years, with the first installment payable within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms, and each remaining monthly installment payable on the first payroll date of each calendar month thereafter until paid in full. Such amount shall be payable whether or not Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA and shall be included in Executive’s income for tax purposes to the extent required by applicable law. Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the premium payments as described in this Section 5(b)(iii) shall cease.
(iv) Equity Awards. All outstanding and unvested equity awards of the Company granted to Executive shall become immediately vested and exercisable; provided that, any such awards the vesting of which depends upon the achievement of performance objectives shall vest at the level determined as if Executive had remained employed for the entire applicable performance period and based upon actual achievement of the applicable performance objectives during the entire performance period, and shall become payable at the same time that the applicable awards are payable to similarly-situated executives who did not terminate employment during that performance period. In addition, all outstanding and vested Company stock options (including those that vest pursuant to the operation of the immediately preceding sentence) will remain exercisable for the full duration of their term.
(v)    Financial Planning. The financial planning benefit described in Section 3(f) of this Agreement for the year in which the Date of Termination occurs.
(c)    Non-Renewal of Term. If, during the Term (other than during the Change in Control Protection Period, as defined below), the Company provides timely notice of its intention not to renew the Term in accordance with Section 1(b) of this Agreement and terminates Executive’s employment other than for Disability or Cause at the end thereof, then, in addition to the amounts, benefits and rights provided in Section 5(a), the Company shall pay or provide, or cause to be paid or provided, to Executive the payments and benefits set forth in Section 5(b) above. If, during the Term (other than during the Change in Control Protection Period, as defined below), Executive provides timely notice of his intention not to renew the Term in accordance with Section 1(b) of this Agreement and terminates his employment at the end thereof, then, in addition to the amounts, benefits and rights provided in Section 5(a), the Company shall pay or provide, or cause to be paid or provided, to Executive the payments and benefits set forth in Sections 5(b)(i), (ii), (iii) and (v) above (but specifically excluding the accelerated vesting of equity awards set forth in Section 5(b)(iv) above); provided that the Severance Multiple, as defined in Section 5(b) hereof, shall be 0.5 rather than 2.0 and, for purposes of Section 8 hereof, the definition of Protection Period shall be modified to replace the period of “18 months” with the period of “6 months”.

(d)    Death or Disability. If, during the Term (other than during the Change in Control Protection Period, as defined below), Executive’s employment is terminated for Disability or Executive dies, then, in addition to the amounts, benefits and rights provided in Section 5(a), the Company shall pay or provide the following amounts and benefits to Executive (or his estate):
(i) Pro-Rated Annual Incentive. A Pro-Rated Annual Incentive, payable at the same time that payments are made to other participants in the AIP for the performance period in which the Date of Termination occurs. Such payment shall be in lieu of any annual incentive that Executive would have otherwise been entitled to receive under the terms of the AIP covering Executive for the performance period during which the Date of Termination occurs.
(ii) Annual Base Salary. A lump sum payment equal to the Annual Base Salary, payable in a single lump sum within 60 calendar days after Executive’s date of Termination (which payment shall serve as an offset to any salary continuation benefits provided under the applicable Company employee long-term disability plan to the extent provided in that plan).
(iii)    Health Care Coverage. An amount equal to the product of (A) two multiplied by (B) the annual cost payable by Executive, as measured as of the Date of Termination, to obtain coverage under COBRA for (x) in the case of death, his spouse and eligible dependents or (y) in the case of Disability, Executive and, if applicable, his spouse and eligible dependents, under the Company’s employee group health plan at the level in effect on such Date of Termination. Such amount shall be payable in equal monthly installments for a period of 2 years, with the first installment payable within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable in accordance with its terms, and each remaining monthly installment payable on the first payroll date of each calendar month thereafter until paid in full. Such amount shall be payable whether or not Executive or his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans under COBRA and shall be included in Executive’s or his spouse’s and eligible dependents’ income for tax purposes to the extent required by applicable law. Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the premium payments as described in this Section 5(d)(iii) shall cease.
(e)    Cause; Other than for Good Reason. If, during the Term (other than during the Change in Control Protection Period, as defined below), Executive’s employment is terminated by the Company for Cause, or if Executive voluntarily terminates his employment without Good Reason (but excluding by reason of Executive providing timely notice of his intention not to renew the Term in accordance with Section 1(b) hereof in which case Section 5(c) shall apply), then the Company shall pay or provide to Executive the Accrued Benefits, the Other Benefits and the Other Rights, and no further amounts shall be payable to Executive under this Section 5 after the Date of Termination other than the amounts, benefits or rights provided in Section 5(a).
(f)    During Change in Control Protection Period. If, during the Term and during the period beginning upon the occurrence of a Change in Control and ending on the second anniversary of the occurrence of the Change in Control (the “Change in Control Protection Period”), the Company shall terminate Executive’s employment or if Executive shall terminate employment, then the provisions of Section 5(b), (c), (d) and (e) shall cease to apply and Executive’s right to severance benefits shall be governed exclusively by the Company’s Senior Executive Change in Control Plan, as amended from time-to-time (the “Change in Control Plan”). Executive shall remain entitled to receive the amounts, benefits and rights provided in Section 5(a) to the extent not duplicative of benefits provided under the Change in Control Plan. During the Term, Executive’s “termination pay multiple” under the Change in Control Plan shall be not less than “2.0”.
6.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Sections 5(b), (c), (d) or (e) hereof unless: (a) Executive or Executive’s legal representative first executes within 50 calendar days after the Date of Termination a release of claims agreement in the form attached hereto as Exhibit A (the “Release”); (b) Executive does not revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms.
7.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliates may have against Executive or others, except as otherwise may be provided in Section 2(e) or Section 8(e) hereof. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
8.    Executive’s Covenants.
(a)    Confidentiality. During the Term and thereafter, Executive agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Executive to perform Executive’s responsibilities for the Company under this Agreement, any of the Company’s Confidential Information (as defined in paragraph (h) below) acquired by Executive during the course of, or in connection with, Executive’s employment with the Company. Executive acknowledges that the Confidential Information is the exclusive property of the Company. Upon termination of Executive’s employment with the Company, for any reason, or at the request of the Company at any time, Executive shall promptly return to the Company all tangible property then in Executive’s possession, custody or control belonging to the Company, including all Confidential Information. Executive shall not retain any copies of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to Executive or obtained by Executive at any time during the Term. Notwithstanding the foregoing in this Section 8(a), Executive shall not have breached his obligations under this Agreement, including without limitation, this Section 8(a) due to the disclosure or use of any Confidential Information in connection with any legal proceeding between Executive, on the one hand, and the Company or its affiliates, on the other hand. Notwithstanding the foregoing, the parties acknowledge the practical difficulty of policing the use of information in the unaided memory of Executive following the end of the Term, and as such the Company agrees that Executive will not be liable for the use of specific Confidential Information to which Executive had authorized access and that is retained in his unaided memory; provided, that (i) the source of such Confidential Information has become remote (for example, without limitation, as a result of the passage of time or Executive’s subsequent exposure to information of a similar nature from another source without any breach of any confidentiality obligation); (ii) Executive is not aware that such Confidential Information is the confidential information of the Company at the time of such use; and (iii) the foregoing is not intended to grant, and will not be deemed to grant, Executive a right to disclose Confidential Information. Executive’s memory will be considered to be unaided if he has not made any effort to memorize or assist the recollection of the Confidential Information for the purpose of retaining and subsequently using or disclosing it, and he is not relying on records, documents (whether written or electronic) or other embodiments of the Confidential Information, or notes taken on the foregoing.
(b)    Non-Competition. Executive and the Company agree that Executive is being employed in an important fiduciary capacity with the Company and that the Company is engaged in a highly competitive business. Executive and the Company further agree that it is appropriate to place reasonable limits as set forth herein on Executive’s ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company. Executive agrees that, during the Term and thereafter during the Protection Period (as defined in paragraph (h) below), Executive will not, directly or indirectly (in a capacity where Executive could use specialized knowledge, training, skill or expertise, Confidential Information, or customer contacts obtained from the Company to the detriment of the Company), own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant to any business or activity that is engaged in the business conducted by the Company at the applicable time during the Term of this Agreement. After the end of the Term, the covenant in this Section 8(b) shall restrict Executive’s conduct within the Restricted Area (as defined in paragraph (h) below). Executive agrees that in his position, it is expected that Executive will receive Confidential Information related to the Restricted Area and if Executive was permitted to engage in competition with the Company within the Restricted Area, it would lead to unfair competition and it would be a significant disadvantage to the Company that would likely cause irreparable harm. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming Executive’s involvement with any such company is solely that of a security holder, shall not constitute a violation of this Section 8(b).
(c)    Employee Non-Solicitation. Executive agrees that, during the Term and thereafter during the Protection Period, Executive will not directly or indirectly engage, solicit, hire, attempt to hire, or encourage any current employee or former employee (limited to former employees whose employment has been terminated or concluded for less than 6 months) of the Company, other than Executive’s personal assistant, to leave or terminate his or her employment relationship with the Company. Notwithstanding the foregoing, general solicitations not directed at employees of the Company shall not be deemed to violate this paragraph (c).

(d)    Divisible Provisions. The individual terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Section 8 shall thereby be affected. It is the intention of Executive and the Company that the potential restrictions on Executive’s solicitation and future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(e)    Injunctive Relief and Remedies. In event of a breach or threatened breach of any of Executive’s duties and obligations under this Section 8, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to (i) temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach, (ii) in the case of a breach or threatened breach of Sections 8(b) and 8(c), cease making payments or providing benefits under Section 5 of this Agreement (other than paragraph 5(a) thereof), and (iii) any other relief obtainable through statutory or common law means (including, but not limited to, applicable trade secrets law). Executive hereby expressly acknowledges that the harm that might result to the Company’s business as a result of any noncompliance by Executive with the provisions of this Section 8 would be largely irreparable. The restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law. Nothing in this Section 8 is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.
(f)    Protected Activity. Nothing contained in this Agreement, or any other agreement, policy, practice, procedure, directive or instruction maintained by the Company shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures to any Government Agency and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to any Government Agency. Executive hereby acknowledges that the Company has informed Executive, in accordance with 18 U.S.C. § 1833(b), that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(g)    Notification. Executive agrees that he will disclose the existence of this Section 8 to any subsequent employer.

(h)    Definitions. As used in this Section 8, the following definitions shall apply
“Company” means the Company and its controlled affiliates.
“Confidential Information” means information pertaining to the business of the Company that is generally not known to or readily ascertainable to the industry in which the Company competes, and that gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable. Confidential Information includes, but is not limited to, the Company’s trade secrets, information related to present and potential customers, vendors and suppliers (including, but not limited to, lists, contact information, requirements, contract terms, and pricing), methods of operations, research and development, product information, business technical information, including technical data, techniques, solutions, test methods, quality control systems, processes, design specifications, technical formulas, procedures and information, sales plans and strategies, pricing and profit information, financial information, marketing data, all agreements, schematics, manuals, studies, reports, and statistical information relating to the Company, all formulations, database files, information technology, strategic alliances, products, services, programs and processes used or sold, and all software licensed or developed by the Company, computer programs, systems and/or software, ideas, inventions, business information, know-how, improvements, designs, redesigns, creations, discoveries and developments of the Company. Confidential Information includes all forms of the information, whether oral, written or contained in electronic or any other format.
“Protection Period” means, except as otherwise provided in Section 5(c) above, the period commencing on the Date of Termination and ending on the date 18 months after the Date of Termination; provided, however, that such period shall be extended for an additional period of time equal to the time that elapses from the commencement of a breach of the covenants contained in this Section 8 to the later of (i) the termination of such breach or (ii) the final resolution of any litigation stemming from such breach.
“Restricted Area” means the geographic area or areas where Executive conducted activities on behalf of the Company at or within a 1 year period of time prior to the Date of Termination. It is intended as of the Effective Date that the Restricted Area will include the entire United States, as Executive is engaged to provide services and has duties related to this entire geographic area.
9.    Cooperation. During the Term and thereafter, Executive shall cooperate with the Company and its affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, Executive’s being available to the Company and its affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company and otherwise taking into account Executive’s reasonable business obligations. Executive shall be reimbursed for the reasonable expenses (including reasonable attorney fees) Executive incurs in connection with any such cooperation and/or assistance. Any such reimbursement shall be paid to Executive no later than the 15th day of the second month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Executive’s timely submission to the Company of proper documentation with respect thereto).
10.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Executive shall be sent to the address of Executive most recently provided to the Company, with a copy to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 Attention: Kenneth A. Lefkowitz, Esq. Notices to the Company should be sent to The E. W. Scripps Company, 312 Walnut Street, Cincinnati, Ohio, 45202, Attention: Chairman of the Board. Notices and communications shall be effective when actually received by the addressee.
11.    Severability. The invalidity or unenforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.
12.    Complete Agreement. This Agreement (together with any director indemnity agreement and any equity award agreements) embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The payments and benefits provided under Section 5 shall be in full satisfaction of the Company’s obligations to Executive upon his termination of employment and in no event shall Executive be entitled to severance benefits beyond those specified in Section 5 hereof.
13.    Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.
14.    Successors and Assigns.
(a)    This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 14(c), without the prior written consent of Executive this Agreement shall not be assignable by the Company.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
15.    Choice of Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the federal and state courts located in Ohio in any court action or proceeding brought with respect to or in connection with this Agreement.
16.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
17.    Section 409A Compliance.
(a)    In General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered so as to be in compliance therewith.
(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
(c)    Reimbursements or In-Kind Benefits. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(d)    Six Month Delay. Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (without interest), within 20 calendar days after the first business day that is more than six months after the date of his separation from service (or, if Executive dies during such six-month period, within 20 calendar days after Executive’s death).
(e)    Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within 20 calendar days after the Release described in Section 6 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
18.    Indemnification; Liability Insurance. If Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive was an officer, director, employee, or agent of the Company or any of its affiliated companies, or was serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold Executive harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Ohio, against all costs, expenses, liabilities and losses Executive incurs in connection therewith. Such indemnification shall continue even if Executive has ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses Executive incurs in connection with any Proceeding within 20 business days after receipt by the Company of a written requests for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering Executive at a level and on terms and conditions no less favorable than the Company provides it directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against Executive is no longer permitted by law.
19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

THE E. W. SCRIPPS COMPANY /s/ Richard A. Boehne By: Richard A. Boehne Its: President and Chief Executive Officer
EXECUTIVE /s/ Adam P. Simpson Adam P. Symson

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